ARTICLES OF RESTATEMENT OF THE ARTICLES OF INCORPORATION
                      OF FINANCIAL INDUSTRIAL FUND. INC.

      Financial Industrial Fund, Inc., a Maryland corporation having its principal office in Baltimore, Maryland hereby certifies to the State Department of Assessments and Taxation that:

      FIRST: Financial Industrial Fund, Inc., desires at this time to restate its Articles of Incorporation as currently in effect. The restatement of the Articles of Incorporation has been duly authorized by a vote of the majority of the entire Board of Directors of Financial Industrial Fund, Inc. No amendment of the Articles of Incorporation of the Corporation is being effected by these Articles of Restatement. These Articles of Restatement contain all the provisions of the Corporation's charter currently in effect. The following is a complete restatement of all provisions of the Articles of Incorporation of Financial Industrial Fund, Inc. currently in effect, excluding only such provisions as have been eliminated pursuant to the requirements of Maryland General Corporation Law or by amendments thereto duly filed under the Maryland General Corporation Law:

      FIRST: The name of the Corporation is

                        FINANCIAL INDUSTRIAL FUND, INC.

     SECOND: The nature of the business and the objects and purposes to be transacted, promoted and carried on by the Corporation are as follows:

     Section 1. To engage in the business of an incorporated investment company of the open-end management type, and to engage in business usually customary or necessary in connection therewith; to subscribe for, purchase or otherwise acquire, own and hold, deposit, exchange, sell, assign and transfer, or otherwise dispose of, stocks, bonds and other evidences of indebtedness and obligations of any corporation, association, partnership, entity, or governmental or public authority, domestic or foreign, and evidences of any interest in respect of any such stocks, bonds and evidences of indebtedness and obligations.

      Section 2. To deposit funds for the Corporation with one or more responsible, independent depositaries (either under a Custody Agreement or as general or Trust deposits, repayable either on demand or on the expiration of any period, whether or not any such deposit be evidenced by one or more Certificates of Deposit), and from time to time to withdraw funds so deposited; provided, however, that each such depositary shall (1) be a bank, savings bank, or Trust Company organized under the laws of the United States of America or under the laws of any state thereof, and (2) have, according to its most recent published report, capital surplus and undivided profits aggregating not less than $1,000,000.00.

      Section 3. To issue or sell shares of its own capital stock (hereinafter called "shares") and any certificate, investment contracts, receipts, warrants or other instruments representing rights to receive, purchase, or subscribe for shares, or representing any interest therein, in such amounts, on such amounts, on such terms and conditions, and for such purposes as the Board of Directors of the Corporation may determine, including the issue of capital stock as a



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dividend  or  distribution  to its  shareholders;  provided,  however,  that the
Corporation may not issue any of its shares (l) for services, or (2) for property other than cash or securities. Cash paid or securities exchanged for shares shall be in an amount at least equal to the liquidating value of such shares, determined as provided in Section 7, of Article Fourth hereof.

      Section 4. To issue and sell Purchase Agreements, Investment Contracts and Certificates providing for single or periodical payments to be made by the holders thereof to the Corporation in such amounts and on such terms and conditions as the Board of Directors of the Corporation may from time to time determine; provided, however, that the net proceeds received by the Corporation therefrom shall be applied by it to the purchase of its shares for the accounts of the respective holders of such Certificates.

      Section 5. To hold, in a fiduciary capacity, or otherwise, its own shares for the accounts of the holders from time to time of any Purchase Agreements, Investment Contracts or Certificates issued by the Corporation and to permit the Board of Directors of the Corporation to enter into Custody Agreements with one or more Banks or Trust Companies to provide for the custody and safe-keeping of shares which the Corporation may hold from time to time (in such fiduciary capacity, or otherwise) for the accounts of the holders of such Agreements, Contracts, or Certificates; provided, however, that any such Bank or Trust Company shall be a Bank or Trust Company organized under the laws of the United States or any State thereof, and shall have (according to its most recent published statement) at least $1,000,000.00 paid-up capital, surplus and undivided profits.

     Section 6. To arrange for, through mutual agreements and/or contracts with one or more Life Insurance Companies, or otherwise make available suitable forms of life insurance to the holders from time to time of Purchase Agreements, Investment Certificates and/or Contracts issued by the Corporation, under the terms of which the Corporation may become the Credit Beneficiary, to the extent and upon the conditions provided in any policies issued under such arrangement upon the lives of any of the holders from time to time of such Agreements, Certificates, and/or Contracts, and the Corporation may, to the extent and in the manner determined upon from time to time by the Board of Directors of the Corporation, accept for or on behalf of any Insurance Company, or the agency of any Insurance Company issuing such policies upon the lives of any such holders, any premiums under the terms thereof, and transmit or cause the amount of any such premiums to be transmitted to any such Insurance Company, to the extent and in the manner agreed upon from time to time.

      Section 7. To purchase or otherwise acquire, without the vote or consent of the holders of shares of the Corporation, dispose of, transfer, and re-issue or cancel, its own securities (including its shares) in any manner and to any extent now or hereafter permitted by the laws of Maryland and by this Certificate of Incorporation; provided, however, that the Corporation shall not purchase or otherwise acquire any share at a price in excess of the liquidating value thereof determined as of any time (which may be before or after the close of business on any day) not more than one hour prior to the acceptance by the Corporation of the offer to sell such share to it, by any officer of the Corporation designated by the Board of Directors to make such determination; or




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at such time as may be authorized by federal law or by rule, order or regulation of any authorized federal regulator body or of any association authorized by such federal regulatory body or by federal law; or in excess of the liquidating value in effect as calculated or determined for the purpose of computing the offering price of Fund shares in effect at the time of the acceptance by the Corporation of the offer to sell such share to it. Such liquidating value in each instance shall be determined in accordance with the method provided in
Section 7 of Article Fourth hereof, except that if the Board of Directors at any time shall be of the opinion that the use of such method would not be practicable from time to time during the day, then such liquidating value may be determined in accordance with any method deemed by the Board of Directors to be appropriate to produce an amount approximately equal to the liquidating value of a share at such time, determined in accordance with the method set forth in
Section 7 of Article Fourth hereof.

      Section 8. To sell, or otherwise dispose of, any securities or other property, received by the Corporation in any manner, which the Corporation is not authorized to acquire under the provisions of this Certificate of Incorporation.

      Section 9. To distribute or pay as dividends from surplus such amounts as the Board of Directors may in its discretion determine from time to time.

      Section 10. To conduct its business and to maintain offices and own and hold property in any part of the world.

      Section 11. To do any and all such further acts and things and to exercise any and all such further powers as may be necessary, appropriate or desirable for the accomplishment, carrying out, attainment, or exercise of all or any of the foregoing purposes, objects and powers, and generally, to exercise in respect of all property and assets owned by the Corporation, all rights, powers and privileges which are or may be exercised by any natural person owning similar property or assets in his own right.

      Section 12. The foregoing clauses shall, except as otherwise expressly provided, be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of this Certificate of Incorporation; each clause shall be regarded as independent, and the foregoing objects and purposes shall be construed as powers as well as objects and purposes.

      Section 13. The Corporation shall be authorized to exercise and enjoy all of the powers, rights and privileges granted to or conferred upon corporations of a similar character by the General Laws of the State of Maryland now or hereafter in force, and the enumeration of the foregoing powers shall not be deemed to exclude any powers, rights, or privileges so granted or conferred.

      THIRD: The post office address of the place at which the principal office of the Corporation in the State of Maryland will be located is 32 South Street, Baltimore, Maryland 21202. The name of the Corporation's resident agent in charge of said principal office is the Corporation Trust Incorporated a corporation of the State of Maryland, 32 South Street, Baltimore, Maryland 21202.



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     FOURTH:  Section 1. The total amount of the authorized capital stock of the
Corporation is $2,000,000 divided into $200,000,000 shares of the par value of one cent (1(cent)) per share, all of one class and designated as shares.

     Section 2. Each shareholder of the Corporation shall be entitled to one vote for each share standing in his name on the books of the Corporation; provided, however, that the ByLaws of the Corporation may fix or authorize the Board of Directors to fix a date preceding, but not more than the number of days at the time permitted by Law, the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of and entitled to vote at such meeting.

      Section 3. The Corporation shall distribute and pay at least quarter yearly on March 15th, June 15th, September 15th and December 15th in each year or on such other dates as may be determined from time to time by the Board of Directors or direct its Trustee or Custodian to distribute and pay as dividends from the net profits and surplus, the approximate amount of the net income as hereinafter defined with respect to its trusteed or deposited property to the holders of the outstanding shares of the Corporation of record as of such date as the Board of Directors may determine.

      For the purpose of this provision, the net income of the Corporation for a quarter-yearly period shall be the aggregate of the following:

           (a) For all purposes hereunder the net income of the Trustee and/or Deposited Property for any quarter-yearly period shall be the sum of items (a-1), (b), (c), (d), (e), (f) and (g), less items (h), (i), (j) and (k)
following:

           (a-l) All dividends and distributions (except liquidating dividends and distributions or stock "split-ups") received with respect to the Trusteed and/or Deposited Property during such quarter-yearly period.

           (b) All interest earned with respect to the Trusteed and/or Deposited Property during such quarter-yearly period.

           (c) Any amount which may be ordered transferred, by the Board of Directors, from the Investment Surplus Account hereinafter provided for.

           (d) Any amount transferred to net income during any such quarter-yearly period from reserves previously created as provided by sub-paragraph (j) hereof.

           (e) The net proceeds from the sale, which may be sold during such quarter-yearly period, of subscription rights, warrants, stock dividends, and other rights, to the extent that such proceeds shall be determined to be income.

           (f) Any excess of the net income for the next preceding period, as determined herein, over the amount thereof actually distributed to the investors for the next preceding period, as herein provided.



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           (g) The portions of any sums received or receivable with respect to the Trusteed and/or Deposited Property from the sales of shares in such period which shall be credited to income or surplus.

           (h) Less proper corporate expenditures or expenses.

           (i) Less all taxes, governmental charges, and necessary expenses of the Trustee and/or Custodian and necessary expenses for the preservation of the Trusteed and/or Deposited Property.

           (j) Less provisions for reserves out of the net income which may be deemed necessary and proper (the assets representing any such reserves to remain an integral part of the Trusteed and/or Deposited Property) for (1) unpaid expenses, (2) taxes, assessments, and governmental charges, if any, which the Corporation may be required to pay under any present or future laws, (3) for contingent liabilities or other contingencies.

           (k) Less that portion of each sum paid or payable upon the purchase during such quarter-yearly period of its shares which shall be debited to income in respect of the portion, applicable to such shares, of the net income of the Trusteed and/ or Deposited Property for the part of such period prior to the purchase thereof.

      The items to be included in or deducted from income for any such period shall be included or deducted, as the case may be, only to the extent that such items have not previously been so included or deducted in computing net income, except as provided in paragraph (f) of Section 3, Article Fourth hereof.

      Profits or losses from sales of investment securities owned shall not, for the purpose of determining net income available for distribution, be included, except as provided by subsection (C) of Section 3, Article Fourth hereof. All profits from sales of investment securities owned shall be added to a separate surplus account entitled "Investment Surplus Account", and all losses from sales of investment securities owned shall be charged to said Account. The balance in this account shall represent an addition to or deduction from the net worth arising from other sources.

      Except as hereinbefore expressly provided, the amount of net income for any quarter-yearly period shall be determined without taking into account any profit or loss sustained from any unrealized increment or depreciation in the market value of any part of the assets of the Fund.

      The determination by the Board of Directors as to the items to be included in or deducted from income for any quarter yearly period for the purpose of determining the amount of net income or surplus to be distributed, and as to the amount of net income, surplus and reserves at any time, shall be conclusive and binding upon all Shareholders.

      Notwithstanding anything contained in this Certificate of Incorporation, the Board of Directors of the Corporation shall have power, to the extent permitted by law to direct and cause to be made distributions in cash, stock or other property with respect to its shares issued and outstanding, in addition to those hereinabove in this Section 3 provided for.



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      Whenever any  distribution,  whether of net income or otherwise,  shall be made, each Shareholder of record shall be furnished by the Corporation with a statement which, in the case of any such distribution of net income, shall show in condensed form; first, the character and amount of the items credited to income for the period covered by said statement; second, the character and amount of the items deducted from cash income for such period; and third, the balance remaining after such deductions; and in the case of any other distributions shall show generally the amount, source and nature of such distribution.

     Section 4. Each holder of record of shares of the Corporation shall be entitled, by duly surrendering Certificates therefor to the Corporation for the purpose, as hereinafter provided, on any business day, to require the Corporation to purchase (to the extent that the Corporation shall have any surplus available for the purpose and out of such surplus; all or any part of the shares standing in the name of such holder on the books of the Corporation, at the liquidating value of such shares (determined for the purpose as provided in Section 7 of Article Fourth of the Certificate of Incorporation) as of the close of business on the first full business day on which the New York Stock Exchange shall be open, next succeeding the day on which the certificates for such shares shall be duly surrendered as herein provided. Payment for shares of the Corporation required to be purchased by it as aforesaid, shall be made by the Corporation within the period of three full business days (exclusive of days on which the New York Stock Exchange shall be closed), after the date as of which the liquidating value of such shares shall be determined. The Corporation, to the extent necessary, shall sell any securities or other property held by it, to provide cash for the purchase of its shares required to be purchased as hereinabove provided.

      The Corporation may, in its discretion, require the holder of any certificates for its shares, when surrendered to it for purchase pursuant to this Section 4, to furnish to it a statement, in form satisfactory to the Corporation, of the election of such holder to have the shares represented by such certificates purchased by the Corporation. Each such certificate shall be in negotiable form for transfer, and shall be accompanied by all necessary stock transfer tax stamps.

      At the time of payment for any shares required to be purchased by the Corporation pursuant to this Section 4, the Corporation upon request of the person entitled to receive such payment, shall deliver to such person, a condensed statement showing, as of the time as of which the liquidating value of such shares shall have been determined, the aggregate value of the securities and other property owned by the Corporation, the aggregate amount of its liabilities, and the aggregate number of its shares outstanding, all determined in accordance with Section 7 of this Article Fourth hereof.

      Section 5. The Board of Directors, in its discretion, may cause the shares of the Corporation to be listed on any of the following Exchanges: The New York Stock Exchange, the New York Curb Exchange, the Boston Stock Exchange, The Chicago Stock Exchange, and Exchange which may succeed to a substantial part of the activities of any such Stock Exchange, and, if the Board of Directors shall



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so determine,  any other exchange  located in a city within the United States of
America, which shall have (according to the latest Federal census) a population of at least one million people.

     Section 6. Offering Price of Shares. (a) The initial offering or sale price of shares sold the first day they are offered for sale shall be such price therefor as may be determined by the Corporation.

          (b) The offering or sale price of the shares offered for sale after the first day's business shall be an amount equal to the liquidating value thereof as hereinafter determined, plus a fixed service charge not to exceed nine and one-half percent (9-1/2%) of such liquidating value to cover the cost and profit of distribution. The resultant price, if not an even multiple of one cent, shall be adjusted to the next higher cent.

      Section 7. Liquidating Value of Shares. The liquidating value of each share, as of any particular time, shall be an amount approximately equal to the quotient obtained by dividing the value as of such time, of the net assets of the Corporation (that is, the value of the assets of the Corporation less its liabilities exclusive of capital stock and surplus), by the total number of shares outstanding at such time, all determined and computed as follows:

      For the purpose of each such determination:

      (a)   The assets of the Corporation shall be deemed to include:

            (1)   All cash on hand or on deposit;

            (2)   All bills and accounts receivable;

            (3) All securities (other than its own shares) owned or contracted for by the Corporation;

            (4) Every distribution of cash, securities or property, to be received by the Corporation, which shall be distributable after the time as of which such determination is being made either (i) to holders of securities of record as of a time at or prior to the time as of which such determination is being made or (ii) with respect to any security which shall be listed or dealt in on the New York Stock Exchange or the New York Curb Exchange, (or any other exchange a report of transactions or quotations on which shall at the time be used pursuant to subdivision (C) of this Section 7, for the purpose of determining the value of such security), and which shall have been owned by the Corporation at any time (at or prior to the time as of which such determination is being made) fixed by such exchange as of the time as of which such security shall be quoted ex such distribution:

            (5) All unpaid accrued interest payable or to become payable to the Corporation in respect of deposits or securities; and

            (6) All other property and assets of the Corporation of every kind and description, including prepaid expenses.



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      (b)   The liabilities of the Corporation shall be deemed to include:

            (1)   All bills and accounts payable;

            (2) All liabilities in respect of contractual obligations of the Corporation;

            (3) The amount of all declared but unpaid distributions upon the shares or the capital stock of the Corporation distributable, after the time as of which such determination is being made, to shareholders of the Corporation of record at or prior to such time;

            (4) The amount of all reserves of the Corporation for unpaid expenses, and of all reserves, authorized or approved by the Board of Directors, for taxes, assessments and governmental charges, if any, which the Corporation may be required to pay under any law at any time in force and/or for contingent liabilities required to pay under any law at any time in force and/or for contingent liabilities and other contingencies (including such reserves, if any, as may be so authorized or approved for taxes at then current rates based upon unrealized appreciation in the values of assets to the Corporation); and

            (5) All other liabilities of the Corporation of every kind and description, except liabilities in respect of its outstanding shares.

      (c) The value at any given time of items of property owned by the Corporation shall be determined as follows:

            (1) The value of any security which shall be listed or dealt in on the New York Stock Exchange or the New York Curb Exchange, shall be determined by taking the most recently reported sale quotation with respect to a sale of such security (or, in the absence of any sale, the average between the most recent bid price quotations therefor) on the day, and at or prior to the time, as of which such value is being determined, as shown by any report of transactions or quotations made on such exchange n common use;

            (2) The value of any security which shall not be listed or dealt in on the New York Stock Exchange or the New York Curb Exchange shall be determined as nearly as practicable in the manner described in the foregoing clause (1) except that the appropriate sale price quotation, or appropriate bid and asked price quotations, may be ascertained by reference to any source of quotations in common use which may be available; and

            (3) The value of any security in respect of which an appropriate sale quotation, or appropriate bid and asked quotations, of the character specified in the foregoing clauses (1) and (2), shall not be available, and the values of any assets of the Corporation other than securities, shall be determined in such manner as the Board of Directors, or any officer designated for the purpose by the Board of Directors, may deem appropriate.



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     (d)  Shares of the  Corporation  which  have been  subscribed  for shall be deemed to become outstanding as of the time of acceptance of the order therefor by or on behalf of the Corporation, and the net price to be received by the Corporation therefor (that is to say, after deduction of any commission payable by the Corporation upon the sale thereof) shall be deemed to be an asset of the Corporation.

      (e) Any such shares being purchased by the Corporation shall be deemed to be outstanding until the time as of which the liquidating value thereof is to be determined thereupon, and until paid, the price payable therefor shall be deemed to be a liability of the Corporation.

      For all purposes of this Certificate of Incorporation, the close of business on any day shall be deemed to be three o'clock P.M. (New York City time) on such day, or if the New York Stock Exchange shall be open on such day, the hour at which trading on such Exchange shall close.

      Each determination of the liquidating value of a share made by the Board of Directors, or any officer of the Corporation designated by the Board of Directors to make such determination, shall be conclusive.

      FIFTH: The number of Directors of the Corporation shall be fifteen, and the names of the current Directors, who shall act until their successors are duly chosen and qualified, are as follows:

      Charles W. Brady                    Daniel D. Chabris
      Fred A. Deering                     Ernest B. Davis
      Victor L. Andrews                   Dan J. Hesser
      Bob R. Baker                        Willard A. Johnson
      William H. Baughn                   Kenneth T. King
      Joseph S. Bowman                    Lord Stevens of Ludgate
      Lawrence H. Budner                  John M. Butler
      Otto P. Butterly

      The number of Directors may be changed in such lawful manner as the By-Laws may from time to time provide.

     SIXTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the Directors and of the Shareholders:

      Section 1. (a) The Corporation may not purchase securities of any one issuer if immediately after such purchase more than five percent (5%) of the assets, taken at market value, would be invested in securities of such issuer, but this limitation shall not apply to investments and obligations of the United States or on obligations of any Corporation organized under general act of Congress if such Corporation be an instrumentality of the United States.



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      (b) The  Corporation  shall  not  purchase  securities  of any  issuer  if immediately after and as a result of such purchase the Corporation would own more than ten per cent (10%) of the outstanding voting securities of such issuer.

      (c) The Corporation shall not purchase or acquire securities of any other investment company as defined in Section 3 of the Federal Investment Company Act of 1940, except for a purchase or acquisition pursuant to a plan of reorganization, merger or consolidation.

      (d) The Corporation shall not borrow amounts in excess of five percent (5%) of the value of its gross assets (as defined in Article Fourth, Section
7(a) hereof) and no borrowing shall be undertaken except from banks as a temporary measure for extraordinary or emergency purposes. In no event, may any of the assets of the Corporation be mortgaged, pledged or hypothecated.

      (e) The Corporation shall not lend any of its funds or assets to any officer or director of the Corporation, any Investment Advisor or Principal Underwriter, or any officer or director of any Investment Advisor or Principal Underwriter.

      (f) The Corporation shall not purchase any securities on margin, nor shall it participate on a joint or a joint and several basis in any trading account in securities, nor shall it affect a short sale on any security.

      Section 2. No holder of shares of the Corporation shall have, as such holder, any right to purchase or subscribe for any shares of the Corporation which it may issue or sell (whether out of the number of shares authorized by this Certificate of Incorporation, or by any amendment hereto, or out of any shares of the Corporation acquired by it after the issue hereof), other than such right, if any as the Board of Directors, in their discretion, may determine.

      Section 3. All cash and securities owned by the Corporation from time to time shall be deposited with one or more responsible, independent depositaries from time to time designated for the purpose by the Board of Directors or a majority of the Shareholders of the Corporation. Any such depositary shall: (a) be a bank, savings bank, or trust company in good standing, organized under the laws of the Untied States of America or under the laws of any state thereof, and
(b) have, according to its most recent published report, capital, surplus and undivided profits, aggregating not less than one million dollars; providing there be one or more of such depositaries willing and able to act upon reasonable and customary terms.

     Section 4. The Board of Directors, subject to the laws of Maryland, shall have power to determine from time to time whether and to what extent and at what extent and at what times and places and under what conditions and regulations the books, accounts and records of the Corporation, or any of them, shall be open to the inspection of the Shareholders, and no Shareholder shall have any right to inspect any book, account or record of the Corporation, except as conferred by the laws of Maryland, unless and until authorized so to do by resolution of the Board of Directors, or of the Stockholders.

      Section 5. Any Director or Officer of the Corporation, howsoever elected or appointed, may be removed at any time, with or without cause, in such lawful manner as may be provided in the By-Laws of the Corporation.

      Section 6. Unless the By-Laws otherwise provide, any officer or employee of the Corporation (other than a Director) may be removed at any time with or without cause by the Board of Directors or by any committee or superior officer upon whom such power or removal may be conferred by the By-Laws or by authority of the Board of Directors.

      Section 7. The Board of Directors of the Corporation shall have power to hold its meetings, and subject to the laws of Maryland, to authorize the books of the Corporation to be kept, within or outside of said State at such places as from time to time may be designated by it.

      Section 8. Any contract, transaction or act of the Corporation or of the Board of Directors which shall be ratified by a majority of a quorum of shareholder having voting powers at any annual meeting or at any special meeting called for such purpose, shall, so far as permitted by law, be as valid and as binding as though ratified by every shareholder of the Corporation.

      Section 9. Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a majority or other designated proportion of the share, or otherwise to be taken or authorized by a vote of the Shareholders, such action, to the extent permitted by law, shall be effective and valid if taken or authorized by the affirmative vote of the holders of a majority of the total number of shares outstanding and entitled to vote.

      Section 10. Securities of other companies owned by the Corporation shall be voted by such officer or officers of the Corporation as the Board of Directors shall designate for the purpose, or by a proxy or proxies thereunto duly authorized by the Board of Directors, except as otherwise ordered by vote of the holders of a majority of the shares of the Corporation outstanding and entitled to vote.

     Section 11. (a) The Corporation shall not employ as a regular broker any director, officer or employee of the Corporation, or any person, firm or company of which any such director, officer or employee is an affiliated person, unless a majority of the Board of Directors of the Corporation shall be persons who are not such brokers or affiliated persons of any such brokers. Any officer or director of the Corporation, either directly, or indirectly through any person, firm or company, may act as broker in connection with the sale of securities to or by the Corporation; but, such officer or director shall not receive a commission, fee, or other remuneration for effecting such transactions, which exceeds the usual and customary broker's commission if the sale is effected on a securities exchange, or if the sale is effected in connection with a secondary distribution of such securities, or otherwise, a commission, fee or other remuneration not in excess of that permitted by any applicable federal law, or any rule, regulation or order of any duly authorized federal regulatory body. The Corporation shall not purchase or sell any securities (except securities issued by it) from or to any officer, director or employee of the Corporation acting as principal; or effect any such purchases or sales except in accordance with applicable laws, rules and regulations.

      (b) Subject only to the provisions of sub-division (a) of this Section 11, any Director or Officer of the Corporation, individually, and any firm of which any such Director or Officer may be a member, and any Company of which any such Director or Officer may be an Officer, Director, or Stockholder, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, and in the absence of fraud, no contract or other transaction shall be thereby affected or invalidated; provided always that such contract or transaction shall have been on terms that were not unfair at the time at which it was entered into. Any Director of the Corporation who is so interested or who is a Director, Officer of Stockholder of any such company or a member of any such firm which is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize or approve any such contract or transaction, and may vote thereat to authorize or approve any such contract or transaction, with like force and effect as if he were not so interested or were not such Director or Officer of such company or a member of such firm.

     (c) Specifically, but without limitation of the foregoing, the Corporation, subject only to the provisions of subdivision (a) of this Section 11, may enter into contracts and otherwise do business with Investors Independence Corporation, a Delaware Corporation, any successor to such Corporation, and any subsidiary to such corporation, or its successor, notwithstanding that the Board of Directors of the Corporation may be composed entirely or partly of Directors or Stockholders of one or more of such corporations, successors and subsidiaries, and directors and officers of the Corporation may be or become officers, directors, or stockholders of any such corporation, successor or subsidiary, and in the absence of fraud the Corporation and every such corporation, successor or subsidiary may deal freely with each other and no contract or transaction between the Corporation and such Corporation, successor or subsidiary shall be invalidated or in any wise affected thereby, nor shall any Director or Officer of the Corporation be liable to it or to any of its Shareholders or creditors or to any other person under or by reason of any such contract or transaction; provided that the Corporation shall not pay or contract to pay for the sale of its Shares or Investment Certificates a greater amount than the following:

            (1) On sales of its shares not to exceed nine and one-half percent (9 1/2%) of the liquidating value of the shares on the date such sale is made.

            (2) For the sale of its Investment Certificates, Contracts, and/or Purchase Agreements, not to exceed nine and three-fourths percent (9-3/4%) of the aggregate amount of the total payments provided for in such certificates.

      Section 12. The Board of Directors, to the extent permitted by law, shall have power to determine from time to time whether, to what extent, and upon what terms and conditions, for what considerations, and at what prices (whether more or less than liquidating value) any rights to subscribe for shares of the Corporation shall be granted to its Shareholders.

      Section 13. The Board of Directors shall have power and authority from time to time to appoint transfer agents and registrars for the Shares of the Corporation and to make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates for shares, including, but without limiting the generality of the foregoing, rules and regulations requiring the payment of charges for transfer of such certificates (or of certificates representing a smaller number of shares of the Corporation than such number as may be specified in such regulations) to cover fees and charges of transfer agents and registrars and the cost of new certificates issued upon such transfer.

      Section 14. The Corporation shall not sell, lease or exchange all or substantially all of its property, franchises, rights and assets, as an entirety, except with the consent of the holders of a majority of the outstanding shares of the capital stock of the Corporation entitled to vote (expressed in writing or by a vote at a meeting called for the purpose in such manner as the By-Laws of the Corporation shall provide for special meetings of Shareholders), but with such consent the Corporation may sell, lease or exchange all or substantially all of its property, franchises, rights and assets for such consideration (which may be in whole or in part shares of stock and/or other securities of any other company or companies) and upon such terms as may be approved by such Shareholders.

      SEVENTH: The duration of the Corporation shall be perpetual.

SECOND: At a meeting of the Board of Directors of Financial Industrial Fund, Inc., duly called and held at the offices of INVESCO Capital Management, Inc., 1315 Peachtree Street, N.E., Suite 300, Atlanta, Georgia, on October 10, 1989, at 2:00 p.m., a majority of the entire Board of Directors of said Corporation voting in favor, there was adopted a resolution authorizing a restatement of the Articles of Incorporation of said Corporation in accordance and conformity with Section 2-608 of the Maryland General Corporation Law, and it was further resolved that said restatement of the Articles of Incorporation be filed for record with the State Department of Assessments and Taxation of Maryland.

      IN WITNESS WHEREOF, Financial Industrial Fund, Inc., a Maryland Corporation, through its President and attested by its Secretary, duly executes the above and foregoing Articles of Restatement of the Articles of Incorporation this 3rd a day of November, 1989.

                              FINANCIAL INDUSTRIAL FUND, INC.

                              /s/ John M. Butler
                              ----------------------------------------
                              John Butler, President
Attest:

/s/ Glen A. Payne
------------------------
Glen A. Payne, Secretary

      I, John M. Butler, being the duly elected, qualified and acting President of Financial Industrial Fund, Inc., and being first duly sworn upon my oath, depose and say that a meeting of the Board of Directors of Financial Industrial Fund, Inc., was held at the Ritz-Carlton Buckhead, Atlanta, Georgia on October 10, 1989, at 2 p.m., and that at said meeting of the Board of Directors by an affirmative vote of the majority of said Board, the said Board of Directors by proper resolution duly authorized the above and foregoing Articles of Restatement of the Articles of Incorporation and that the matters and facts as set forth in said Articles of Restatement of the Articles of Incorporation are true and were duly authorized by said Board of Directors.

                                    /s/ John M. Butler
                                    -----------------------------------
                                    John M. Butler


STATE OF COLORADO                   )
                                    ) ss.
CITY AND COUNTY OF DENVER           )

      Subscribed, sworn to and acknowledged before me this 3rd day of November, 1989, by John M. Butler as the duly elected, qualified and acting President of Financial Industrial Fund, Inc.

      My commission expires February 18, 1991.

(SEAL)                              /s/ Cheryl K. Howlett
                                    -------------------------------------
                                    Cheryl K. Howlett